Exhibit 10.2

ESCROW AGREEMENT

THIS AGREEMENT is made as of the 13th day of July, 2011.

AMONG:

ECU SILVER MINING INC.

(the “Corporation”)

- and -

GOLDEN MINERALS COMPANY

(“Golden Minerals”)

- and -

COMPUTERSHARE TRUST COMPANY OF CANADA

(the “Escrow Agent”)

WHEREAS:

1.             Golden Minerals has subscribed for and offered to purchase from the Corporation on a private placement basis (the “Placement”) $15,000,000 principal amount (the “Subscription Price”) of 0.0% convertible senior unsecured notes of the Corporation (the “Notes”), on and subject to the terms and conditions of a subscription agreement dated the 24th day of June, 2011 between the Corporation and Golden Minerals (the “Subscription Agreement”);

2.             Golden Minerals and the Corporation have agreed that the Original Escrowed Funds (as hereinafter defined) are to be delivered upon closing of the Placement (“Closing”) to the Escrow Agent, to be held on the terms and subject to the conditions provided for in this Escrow Agreement;

3.             the Escrow Agent has agreed to undertake and perform its duties according to the terms and conditions hereof.

NOW THEREFORE in consideration of the mutual premises and covenants contained herein, and other good and valuable consideration (the receipt and sufficiency of which are acknowledged by each party), the parties hereto agree as follows:

ARTICLE 1
INTERPRETATION

1.1                            Definitions

In this Escrow Agreement, including the Recitals set forth above and the Schedules appended hereto, the following terms and expressions will have the following meanings:

(a)           “Arbiter” has the meaning ascribed thereto in Section 3.6(b)(i);

(b)           “Arbitration Act” has the meaning ascribed thereto in Section 3.6(a);

(c)           “Arrangement Agreement” means the arrangement agreement dated June 24, 2011 between Golden Minerals and the Corporation, including (unless the context  otherwise requires) the Schedules thereto, as the same may be amended, supplemented or otherwise modified from time to time in accordance with the terms thereof;

(d)           “Business Day” means any day, other than a Saturday, a Sunday or any other day on which the principal chartered banks located in (i) Denver, Colorado, (ii) Montreal, Québec or (iii) Toronto, Ontario are not open for business during normal banking hours;

(e)           “Cash Payment Forecast Schedule” has the meaning ascribed thereto in Section 3.1(b)(iii);

(f)            “Challenge Decision” means a decision, order, judgment or decree of the Arbiter made in respect of any Challenged Disapproval or Challenged Default Claim;

(g)           “Challenge Settlement” means any written agreement between the Corporation and Golden Minerals entered into in respect of the final settlement of a Challenged Disapproval or a Challenged Default Claim;

(h)           “Challenged Default Claim” has the meaning ascribed thereto in Section 3.5(a);

(i)            “Challenged Default Claim Notice” has the meaning ascribed thereto in Section 3.5(a);

(j)            “Challenged Disapproval” has the meaning ascribed thereto in Section 3.3(a);

(k)           “Challenged Disapproval Notice” has the meaning ascribed thereto in Section 3.3(a);

(l)            “Claim of Default” has the meaning ascribed thereto in Section 3.4(a);

(m)          “Closing” has the meaning ascribed thereto in the Recitals above;

(n)           “Closing Disbursement” means $2,850,000, being the amount released to the Corporation by Golden Minerals at Closing for the purposes set forth in the Closing Cash Payment Forecast Schedule;

(o)           “Closing Cash Payment Forecast Schedule” means the cash payment forecast schedule attached hereto as Schedule “B”;

(p)           “Convertible Note Certificate” means the certificate evidencing the Notes issued by the Corporation to Golden Minerals on the date of Closing;

(q)           “Disapproval Notice” has the meaning ascribed thereto in Section 3.2(a);

(r)            “Disapproved Amount” has the meaning ascribed thereto in Section 3.2(a)(ii);

(s)           “Disbursement Request” has the meaning ascribed thereto in Section 3.1(a);

(t)            “Escrow Agent” means Computershare Trust Company of Canada and any successor escrow agent appointed in accordance with the provisions hereof;

(u)           “Escrow Agreement” means this escrow agreement and all instruments supplemental or ancillary hereto or in amendment or confirmation hereof, and “hereof”, “hereto”, “hereunder” and similar expressions mean and refer to this Escrow Agreement and not to any particular section or subdivision hereof;

(v)           “Escrowed Funds” means the Original Escrowed Funds, together with all Interest earned thereon, less any amount by which such funds may be reduced pursuant to any release of funds hereunder from time to time, that are held in trust by the Escrow Agent from time to time pursuant to the provisions hereof;

(w)          “Event of Default” has the meaning ascribed thereto in the Convertible Note Certificate;

(x)            “Interest” has the meaning ascribed thereto in Section 2.3(b);

(y)           “Notes” has the meaning ascribed thereto in the Recitals above;

(z)            “Original Escrowed Funds” means $12,150,000, being the Subscription Price less the Closing Disbursement;

(aa)         “Permitted Uses” has the meaning ascribed thereto in Schedule “A”;

(bb)         “Person” shall be broadly interpreted and includes an individual, partnership, association, body corporate, trustee, executor, administrator, legal representative, governmental entity or any other entity, whether or not having legal status;

(cc)         “Placement” has the meaning ascribed thereto in the Recitals above;

(dd)         “Reconciliation Schedule” has the meaning ascribed thereto in Section 3.1(c);

(ee)         “Requested Disbursement Amount” has the meaning ascribed thereto in Section 3.1(b)(i);

(ff)           “Subscription Agreement” has the meaning ascribed thereto in the Recitals above; and

(gg)         “Subscription Price” has the meaning ascribed thereto in the Recitals above.

1.2                            Definitions in Arrangement Agreement

Terms defined in the Arrangement Agreement and used in this Escrow Agreement have the same meanings given to them in the Arrangement Agreement unless otherwise defined herein or the context otherwise requires.

1.3                            Schedules

The following Schedules are attached to and incorporated by reference in, and form an integral part of, this Escrow Agreement:

Schedule “A” — Permitted Uses of Escrowed Funds; and

Schedule “B” — Closing Cash Payment Forecast Schedule.

ARTICLE 2
THE ESCROW RELATIONSHIP

2.1                            Appointment of Escrow Agent and Establishment of Escrow

The Escrow Agent agrees to act as escrow agent for the Escrowed Funds in accordance with the terms hereof and hereby acknowledges receipt from Golden Minerals of the Subscription Price and agrees that it will hold the Escrowed Funds as escrow agent for and on behalf of Golden Minerals and the Corporation and invest, disburse and otherwise deal with the same strictly in accordance with the terms of this Escrow Agreement.

2.2                            Escrow Agent Standard of Care

The standard of care and duty imposed upon the Escrow Agent shall be that the Escrow Agent shall exercise the powers and discharge the duties of its office hereunder honestly, in good faith and in the best interests of the Corporation and Golden Minerals, and in connection therewith shall exercise the degree of care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances.

2.3                            Interest on Escrowed Funds

(a)           Unless herein otherwise expressly provided, the Escrowed Funds shall be deposited in a segregated account in the name of the Escrow Agent as agent for the Corporation and Golden Minerals in any Canadian Schedule I chartered bank at the rate of interest (if any) then current on similar deposits.  The amounts held by the Escrow Agent pursuant to this Escrow Agreement are at the sole risk of the other parties to this Escrow Agreement and, without limiting the generality of the foregoing, the Escrow Agent shall have no responsibility or liability for any diminution of the Escrowed Funds which may result from any deposit made with any bank as contemplated by and in accordance with the preceding sentence, including any losses resulting from a default by such bank, provided that the Escrow Agent has not been grossly negligent or engaged in wilful misconduct or acted in bad faith or breached its standard of care set forth in Section 2.2. The parties hereto acknowledge and agree that the Escrow Agent will have acted prudently in depositing the Escrowed Funds at any bank contemplated by this Section 2.3(a) and that the Escrow Agent is not required to make any further inquiries in respect of any such bank; and

(b)           Interest, income or other amounts from time to time earned on the Escrowed Funds (“Interest”) shall be held on deposit by the Escrow Agent as part of the Escrowed Funds and shall be invested, disbursed and otherwise dealt with in the same manner and on the same terms as the Escrowed Funds governed by this Agreement. The annual net income derived from the Escrowed Funds shall be income of the Corporation or Golden Minerals, as applicable, for income tax purposes and tax slips will be issued in this regard.  For greater certainty, upon the release of any Escrowed Funds to either the Corporation or Golden Minerals in accordance with the terms hereof, a pro rata portion of the Interest earned on the Escrowed Funds prior to the date of such release shall also be released from escrow and paid to the Corporation or Golden Minerals, as applicable.

2.4                            Reports

From time to time, upon written request made by Golden Minerals or the Corporation, and in any event on a quarterly basis, the Escrow Agent shall deliver to each of Golden Minerals and the Corporation a written report (the “Escrow Report”) which sets out the amount of Escrowed Funds remaining in escrow, the interest or other income earned thereon, if any, since the date of the most recent Escrow Report and the amount of Escrowed Funds released from escrow pursuant to the terms hereof, if any, since the date of the most recent Escrow Report.

2.5                            Term

The term of this Escrow Agreement shall commence on the date hereof and shall continue until the earlier of (i) the Effective Date, and (ii) the date on which the Escrow Agent has released all of the Escrowed Funds in accordance with the terms hereof.  As soon as reasonably practicable following the Effective Date, provided that the Corporation or Golden Minerals has delivered a copy of the Certificate of Arrangement to the Escrow Agent, any Escrowed Funds remaining in escrow, including all Interest accrued thereon, shall be released from escrow and shall be paid by the Escrow Agent to the Corporation by way of wire transfer of immediately available funds to an account to be designated by the Corporation.

ARTICLE 3
RELEASE OF ESCROWED FUNDS FROM ESCROW

3.1                            Disbursement Requests

(a)           At any time and from time to time during the term of this Escrow Agreement, the Corporation may, only to the extent that its operating cash flow is inadequate to fund its ongoing operating and capital cash requirements and subject to the provisions of Section 3.1(b), make a request for the release of a portion of the Escrowed Funds by delivering to each of Golden Minerals and the Escrow Agent a written instrument to that effect that complies with Section 3.1(b) (a “Disbursement Request”).  Notwithstanding the foregoing, any Disbursement Request made following the receipt by the Escrow Agent and the Corporation of a Claim of Default which has not yet been resolved in accordance with the provisions of Sections 3.5 or 3.6 shall be deemed for all purposes hereof not to have been validly made and neither the Escrow Agent nor Golden Minerals shall have any obligation to recognize such Disbursement Request or to take any action (including releasing any Escrowed Funds) in respect thereof.

(b)           Any Disbursement Request made by the Corporation pursuant to the provisions of this Section 3.1 shall:

(i)            request disbursement from the Escrowed Funds of an amount (the “Requested Disbursement Amount”) that is not less than $250,000; provided, however, that the Requested Disbursement Amount may be less than $250,000 to the extent that the remaining Escrowed Funds are less than $250,000, in which case the Requested Disbursement Amount shall be the full amount of Escrowed Funds then remaining in escrow;

(ii)           certify that the Requested Disbursement Amount is to be allocated to costs and expenses reasonably estimated by the Corporation to be payable within thirty (30) days of the Disbursement Request in respect of one or more of the Permitted Uses set forth in Schedule “A”;

(iii)          include a schedule forecasting cash payments to be made during the thirty (30) day period following the date of the Disbursement Request (the “Cash Payment Forecast Schedule”), with the following detail provided:

(A)          all payments to a single payee in an amount equal to or greater than $15,000 for which Escrowed Funds are proposed to be used shall be separately identified and the following information shall be provided in respect thereof:

(I)            the amount of such payment;

(II)           the Permitted Use in respect of which such payment is proposed to be made;

(III)         the name of the payee; and

(IV)         the expected payment date;

(B)           subject to the provisions of Section 3.1(b)(iii)(C), the aggregate amount of all payments of less than $15,000 that are proposed to be made to a single payee shall be disclosed as “Other Payments”; provided, however, that if such aggregate amount so disclosed exceeds $50,000, payments to any one payee for less than $15,000 shall be separately identified (with the information required by Section 3.1(b)(iii)(A) provided in respect thereof), in order of largest to smallest, until the aggregate amount of all remaining payments of less than $15,000 proposed to be made to a single payee totals $50,000 or less; and

(C)           notwithstanding the provisions of Section 3.1(b)(iii)(B), payments proposed to be made to any of the following payees, or in respect of any of the following matters, shall be separately identified, regardless of amount, with the information required by Section 3.1(b)(iii)(A) provided in respect thereof:

(I)            all payments made to employees or directors other than for normal payroll or employee benefit plans (it being acknowledged and agreed, for greater certainty, that bonuses,  severance, change of control or other termination or extraordinary payments shall not be considered normal payroll for purposes hereof);

(II)           any amounts paid in respect of indebtedness of the Corporation; and

(III)         any amounts paid to any Governmental Entity, or any official or representative thereof.

(c)           Each Disbursement Request made by the Corporation pursuant to the provisions of this Section 3.1 shall, in addition to meeting the requirements set forth in Section 3.1(b), be accompanied by an additional schedule (a “Reconciliation Schedule”) which shall:

(i)            reconcile:

(A)          the payment amounts forecast to be made in (I) the Closing Cash Payment Forecast Schedule or (II) the Cash Payment Forecast Schedule (and/or, if applicable, the Reconciliation Schedule) included in the most recent previous Disbursement Request, as applicable;

with:

(B)           actual payments made using (I) the Closing Disbursement or (II) the Escrowed Funds released in accordance with the terms of this Escrow Agreement pursuant to the most recent previous Disbursement Request, as applicable;

(ii)           include an explanation as to the cause of any line item variances in the Reconciliation Schedule of greater than $10,000 or 10% of the payment amounts forecast to be made in (I) the Closing Cash Payment Forecast Schedule or (II) the Cash Payment Forecast Schedule (and/or, if applicable, the Reconciliation Schedule) included in the most recent previous Disbursement Request, as applicable; and

(iii)          to the extent that the Reconciliation Schedule reflects that additional amounts remain to be paid in respect of payments forecast to be made in (I) the Closing Cash Payment Forecast Schedule or (II) the Cash Payment Forecast Schedule (and/or, if applicable, the Reconciliation Schedule) included in the most recent previous Disbursement Request, as applicable, include a further forecast in respect of the anticipated timing and amount of such payments.

(d)           Subject to the provisions of Sections 3.2, 3.3, 3.4, 3.5(a) and 3.6, promptly following the expiry of five (5) calendar days from the date of receipt by each of the Escrow Agent and Golden Minerals of a Disbursement Request that complies with the provisions of this Section 3.1, the Requested Disbursement Amount, together with a pro rata portion of the Interest earned on the Escrowed Funds up until such date, shall be released from escrow and shall be paid by the Escrow Agent to the Corporation by way of wire transfer of immediately available funds to an account to be designated by the Corporation.

3.2                            Disapproval Notices

(a)           Golden Minerals shall be entitled to disapprove or reject the disbursement from the Escrowed Funds of all or any portion of the Requested Disbursement Amount reflected in a Disbursement Request if, in the opinion of Golden Minerals, acting reasonably, all or any portion of such Requested Disbursement Amount is proposed to be allocated to a purpose that is not a Permitted Use.  Any such disapproval  by Golden Minerals shall be communicated in writing to each of the Escrow Agent and the Corporation by delivery of a notice to that effect (the “Disapproval Notice”) within five (5) calendar days following the date of receipt by Golden Minerals of such Disbursement Request.  The Disapproval Notice shall:

(i)            describe in reasonable detail, with specific reference to the Disbursement Request in question (including the Cash Payment Forecast Schedule and any Reconciliation Schedule attached thereto), the payments proposed to be made by the Corporation, as reflected in such Disbursement Request, that are disapproved or rejected and the basis upon which they are considered by Golden Minerals to not be a Permitted Use of Escrowed Funds; and

(ii)           indicate the aggregate amount (the “Disapproved Amount”) of such payments that are so disapproved or rejected.

(b)           If the Escrow Agent and the Corporation have not received a Disapproval Notice by 5:00 p.m. (Eastern time) on the 5th calendar day following the date of receipt by each of the Escrow Agent and Golden Minerals of a Disbursement Request, such Disbursement Request shall be conclusively deemed to be final and binding upon the parties and the Requested Disbursement Amount reflected in such Disbursement Request (together with a pro rata portion of the Interest earned on the Escrowed Funds up until such date) shall be released from escrow in full and shall be paid in full by the Escrow Agent from the Escrowed Funds to the Corporation in accordance with the provisions of Section 3.1(d).

(c)           Notwithstanding the provisions of Section 3.1(d), the Disapproved Amount reflected in any Disapproval Notice delivered by Golden Minerals to each of the Escrow Agent and the Corporation in accordance with the provisions of this Section 3.2 shall not be released from escrow and shall be deducted from the Requested Disbursement Amount paid by the Escrow Agent to the Corporation pursuant Section 3.1(d), pending the resolution of any Challenged Disapproval in accordance with the provisions of Sections 3.3 or 3.6; provided that, for greater certainty, the balance, if any, of such Requested Disbursement Amount after subtracting such Disapproved Amount (together with a pro rata portion of the Interest earned on the Escrowed Funds up until such date)  shall be released from escrow and paid by the Escrow Agent to the Corporation in accordance with Section 3.1(d), regardless of whether any Challenged Disapproval has been resolved.

3.3                            Challenged Disapprovals

(a)           The Corporation shall be entitled to challenge any Disapproval Notice delivered by Golden Minerals in accordance with Section 3.2(a) (any such challenge being referred to herein as a “Challenged Disapproval”) by delivery of a written notice to that effect (the “Challenged Disapproval Notice”) to each of the Escrow Agent and Golden Minerals within fifteen (15) calendar days following the date of receipt by the Corporation of the Disapproval Notice in question. The Challenged Disapproval Notice shall describe in reasonable detail, with specific reference to the Disapproval Notice in question, the basis upon which all or any portion of the Disapproved Amount is considered by the Corporation to be a Permitted Use of Escrowed Funds.

(b)           If the Escrow Agent and Golden Minerals have not received a Challenged Disapproval Notice by 5:00 p.m. (Eastern time) on the 15th calendar day following the date of receipt by the Corporation of the Disapproval Notice in question, such Disapproval Notice shall be conclusively deemed to be final and binding upon the parties and the Disapproved Amount shall not be released from escrow or paid by the Escrow Agent to the Corporation.

(c)           If the Escrow Agent and Golden Minerals have received a Challenged Disapproval Notice by 5:00 p.m. (Eastern time) on the 15th calendar day following the date of receipt by the Corporation of the Disapproval Notice in question, Golden Minerals and the Corporation shall, to the extent possible, seek to amicably, in good faith, settle their dispute within three (3) Business Days of the date of receipt by Golden Minerals of such Challenged Disapproval Notice.  Any settlement of such dispute shall be set forth in writing in a Challenge Settlement, which shall be provided to the Escrow Agent and which shall include specific instructions as to the amount, if any, of Escrowed Funds (including the pro rata portion of the Interest earned on the Escrowed Funds) to be released from escrow and paid by the Escrow Agent to the Corporation pursuant to such settlement.  If, notwithstanding their good faith efforts, Golden Minerals and the Corporation are unable to settle their dispute and enter into a Challenge Settlement within three (3) Business Days of the date of receipt by the Escrow Agent and Golden Minerals of a Challenged Disapproval Notice, the parties shall refer such dispute to arbitration for final settlement in accordance with the provisions of Section 3.6; provided, however, that nothing in the foregoing shall preclude Golden Minerals and the Corporation from continuing to seek to settle such dispute beyond such three (3) Business Day period and any Challenged Settlement of such dispute entered into following such three (3) Business Day period shall be final and binding upon the parties, notwithstanding that the dispute shall have been referred for final settlement by arbitration in accordance with the provisions of Section 3.6 and all such arbitration proceedings shall be promptly discontinued by Golden Minerals and the Corporation.

3.4                            Claims of Default

(a)           If at any time during the term of this Escrow Agreement, Golden Minerals becomes aware or otherwise determines, acting reasonably, that an Event of Default has occurred, it shall deliver notice thereof (a “Claim of Default”) to each of the Escrow Agent and the Corporation.  The Claim of Default shall describe in reasonable detail the basis upon which Golden Minerals has determined that an Event of Default has occurred.

(b)           Notwithstanding the provisions of Section 3.1(d), in the event that Golden Minerals delivers a Claim of Default to each of the Escrow Agent and the Corporation in accordance with the provisions of this Section 3.4, the Escrow Agent shall:

(i)            suspend any release of Escrowed Funds from escrow hereunder and any payment of all or any portion of any Requested Disbursement Amount (or any Interest earned thereon) to the Corporation, pending the resolution of any Challenged Default Claim in accordance with the provisions of Sections 3.5 or 3.6; and

(ii)           subject to the prior resolution of any Challenged Default Claim in accordance with the provisions of Sections 3.5 or 3.6, at the written direction of Golden Minerals, return all remaining Escrowed Funds (including all Interest earned thereon) to Golden Minerals by way of wire transfer of immediately available funds to an account to be designated by Golden Minerals.

3.5                                                                               Challenged Default Claims

(a)                                  The Corporation shall be entitled to challenge any Claim of Default that relates to an Event of Default under Section 5.1(n) or Section 5.1(o) of the Convertible Note Certificate that is delivered by Golden Minerals in accordance with Section 3.4(a) (any such challenge being referred to herein as a “Challenged Default Claim”) by delivery of a written notice to that effect (the “Challenged Default Claim Notice”) to each of the Escrow Agent and Golden Minerals within fifteen (15) calendar days following the date of receipt by each of the Escrow Agent and the Corporation of the Claim of Default in question.   The Challenged Default Claim Notice shall describe in reasonable detail, with specific reference to the Claim of Default in question, the basis upon which the Corporation considers that an Event of Default has not occurred.

(b)                                 If the Escrow Agent and Golden Minerals have not received a Challenged Default Claim Notice by 5:00 p.m. (Eastern time) on the 15th calendar day following the date of receipt by the Corporation of the Claim of Default in question, such Claim of Default shall be conclusively deemed to be final and binding upon the parties and the Escrow Agent shall continue to give effect to the provisions of Section 3.4(b), including, if so directed by Golden Minerals, by immediately returning all remaining Escrowed Funds (including all Interest earned thereon) to Golden Minerals in accordance with the provisions of Section 3.4(b)(ii); provided, however, that the outstanding principal amount of the Notes shall be reduced by the amount of the Escrowed Funds so returned to Golden Minerals.

(c)                                  If the Escrow Agent and Golden Minerals have received a Challenged Default Claim Notice by 5:00 p.m. (Eastern time) on the 15th calendar day following the date of receipt by each of the Escrow Agent and the Corporation of the Claim of Default in question, Golden Minerals and the Corporation shall, to the extent possible, seek to amicably, in good faith, settle their dispute within three (3) Business Days of the date of receipt by Golden Minerals of such Challenged Default Claim Notice.  Any settlement of such dispute shall be set forth in writing in a Challenge Settlement, which shall be provided to the Escrow Agent and which shall specifically address (i) whether an Event of Default has occurred and (ii) the action, if any, to be taken by the Escrow Agent in respect of the release of any Escrowed Funds from escrow and the payment to the Corporation of all or any portion of any Requested Disbursement Amount (including a pro rata portion of any Interest earned on the Escrowed Funds up until such date), to the extent that such release and payment were previously suspended by the provisions of Section 3.4(b)(i).  If, notwithstanding their good faith efforts, Golden Minerals and the Corporation are unable to settle their dispute and enter into a Challenge Settlement within three (3) Business Days of the date of receipt by Golden Minerals of a Challenged Default Claim Notice, the parties shall refer such dispute for final settlement by arbitration in accordance with the provisions of Section 3.6; provided, however, that nothing in the foregoing shall preclude Golden Minerals and the Corporation from continuing to seek to settle such dispute beyond such three (3) Business Day period and any Challenge Settlement entered into following such three (3) Business Day period shall be final and binding upon the parties, notwithstanding that such dispute shall have been referred for final settlement by arbitration in accordance with the provisions of Section 3.6 and all such arbitration proceedings shall be promptly discontinued by Golden Minerals and the Corporation.

3.6                                                                               Dispute Resolution

(a)                                  If at any time during the term of this Escrow Agreement any disagreement, dispute, difference or question shall arise between the Corporation and Golden Minerals or their successors or permitted assigns in respect of any matter arising under this Escrow Agreement (including, for greater certainty, any disagreement relating to a Challenged Disapproval or a Challenged Default Claim that has not been resolved by the Corporation and Golden Minerals within three (3) Business Days in accordance with the provisions of Section 3.3(c) or Section 3.5(c), as applicable) the parties shall refer such matter for final settlement by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association except as expressly provided in this Section 3.6, and conducted pursuant to the U.S. Federal Arbitration Act (the “Arbitration Act”).  The Arbitration Act shall govern the interpretation, enforcement and proceedings under this Section 3.6., except to the extent of any inconsistency with the terms and provisions set forth herein.

(b)                                 Any arbitration to be carried out hereunder shall be subject to the following terms and provisions:

(i)            the arbitration shall be conducted by a mutually agreed upon arbiter who does not provide legal, consulting or other services to either the Corporation or Golden Minerals.  If the Corporation and Golden Minerals cannot agree to the selection of an arbiter within a period of three (3) calendar days following the referral of a matter for final settlement by arbitration, the arbiter shall be selected by two (2) independent arbiters, one of which shall be nominated by the Corporation and the other of which shall be nominated by Golden Minerals.  The arbiter so determined in accordance with the provisions of this Section 3.6(b) shall hereinafter be referred to as the “Arbiter”;

(ii)           the Arbiter shall be instructed to deliver as soon as practicable, and in any event within thirty (30) calendar days, a decision in writing in respect of the dispute or disagreement on the basis of the information provided to it by the Corporation and Golden Minerals, which information shall, in the case of any disagreement relating to a Challenged Disapproval or a Challenged Default Claim, consist only of (A) the Disapproval Notice and the Challenged Disapproval Notice or (B) the Claim of Default and the Challenged Default Claim Notice, as applicable, together with such additional information or submissions as the Arbiter may request from the Corporation and/or Golden Minerals (it being acknowledged and agreed that the other party shall in all events be provided with a copy of, and an opportunity to respond to, any such additional information or submissions that the Arbiter may request from the Corporation and/or Golden Minerals);

(iii)          any determination made by the Arbiter in respect of the matters referred to him or her for final settlement by arbitration, including any Challenge Decision, shall be final and binding on the parties hereto and non-appealable;

(iv)          a copy of any Challenge Decision rendered by the Arbiter shall be delivered to the Escrow Agent and such Challenge Decision shall, among other things:

(A)                              in the case of a Challenged Disapproval, include specific instructions as to the amount, if any, of Escrowed Funds (including the pro rata portion of the Interest earned thereon) to be released from escrow and paid by the Escrow Agent to the Corporation; and

(B)                                in the case of a Challenged Default Claim, specifically address:

(I)            whether an Event of Default has occurred; and

(II)           the action, if any, to be taken by the Escrow Agent in respect of the release of any Escrowed Funds from escrow and the payment to the Corporation of all or any portion of any Requested Disbursement Amount (including a pro rata portion of any Interest earned on the Escrowed Funds up until such date), to the extent that such release and payment were previously suspended by the provisions of Section 3.4(b)(i);

(v)           the costs and expenses relating to the arbitration and the remuneration of the Arbiter shall be borne by the losing party or, in the event that the Arbiter’s decision takes exception to the positions advanced by both the Corporation and Golden Minerals, shall be borne by the Corporation and Golden Minerals equally;

(vi)          the seat, or legal place, of the arbitration shall be in New York, New York;

(vii)         all communications during the arbitration proceedings shall be in the English language; and

(viii)        the Arbiter may determine any matters of procedure for the arbitration not specified herein or in the Arbitration Act.

3.7                                                                               Release of Escrowed Funds Upon Redemption, Payment at Maturity or Conversion of Notes

(a)                                  In the event of any redemption of the Notes pursuant to the provisions of Section 2.5 of the Convertible Note Certificate, the Escrow Agent shall, promptly upon being provided with a joint direction by Golden Minerals and the Corporation, release from escrow and pay the entire amount of the Escrowed Funds (including any Interest earned thereon) to the Corporation by way of wire transfer of immediately available funds to an account to be designated by the Corporation.

(b)                                 In the event of any conversion of the Notes, in whole or in part, into common shares of the Corporation in accordance with the provisions of Section 3.1 of the Convertible Note Certificate, the Escrow Agent shall, promptly upon being provided with a joint direction by Golden Minerals and the Corporation, release from escrow and pay to the Corporation, by way of wire transfer of immediately available funds to an account to be designated by the Corporation, such portion of the Escrowed Funds (including any Interest earned thereon) as may be set out in such joint direction in accordance with the provisions of Section 3.1 of the Convertible Note Certificate.

(c)                                  In connection with the repayment of principal, accrued and unpaid interest on, and any other amounts payable under the Notes on the maturity date thereof pursuant to the provisions of Section 2.3(b) of the Convertible Note Certificate, the Escrow Agent shall, promptly upon being provided with a direction from Golden Minerals, release from escrow and pay the entire amount of the Escrowed Funds (including any Interest earned thereon) to Golden Minerals by way of wire transfer of immediately available funds to an account to be designated by Golden Minerals.

(d)                                 In the event of any redemption of the Notes pursuant to the provisions of Section 6.2 of the Convertible Note Certificate, the Escrow Agent shall, promptly upon being provided with a direction from Golden Minerals, release from escrow and pay an amount equal to the redemption price stated in such direction from the Escrowed Funds (together with a pro rata portion of any Interest earned thereon up until such date) to Golden Minerals by way of wire transfer of immediately available funds to an account to be designated by Golden Minerals.

3.8                                                                               General

The Escrow Agent shall only release the Escrowed Funds in accordance with the provisions this Escrow Agreement.

ARTICLE 4
LIABILITY OF ESCROW AGENT

4.1                                                                               Responsibility of the Escrow Agent

(a)                                  The Corporation and Golden Minerals acknowledge and agree that the Escrow Agent acts hereunder as an escrow agent only and (i) it shall be obligated only for the performance of such duties as are expressly and specifically set forth in this Escrow Agreement on its part to be performed, and no implied duties or obligations of any kind shall be read into this Escrow Agreement against or on the part of the Escrow Agent; (ii) it shall not be required to take notice of any default or to take any action with respect to such default involving any expense or liability, unless notice in writing of such default is formally given to the Escrow Agent by a party, and unless it is indemnified and funded, in a manner satisfactory to it, by such party against such expense or liability; and (iii) it may rely on and shall be protected in acting or refraining from acting upon any written notice, instruction (including, without limitation, wire transfer instructions, whether incorporated herein or provided in a separate written instruction), instrument, statement, certificate, request or other document furnished to it hereunder and believed by it to be genuine and to have been signed or presented by the proper Person or Persons, and shall have no responsibility for determining the accuracy thereof.

(b)                                 The Escrow Agent may employ such counsel, accountants, engineers, appraisers and other experts as it may reasonably require for the purpose of discharging its duties under this Escrow Agreement, and the Escrow Agent may act and shall be protected in acting in good faith on the opinion or advice or on information obtained from any such parties and shall not be responsible for any misconduct on the part of any of them provided that it has no knowledge of such misconduct.

(c)                                  The Escrow Agent shall retain the right not to act and shall not be held liable for refusing to act unless it has received clear and reasonable documentation which complies with the terms of this Escrow Agreement, including joint notices and directions contemplated hereunder.  Such documentation must not require the exercise of any discretion or independent judgment.

(d)                                 No provision of this Agreement shall require the Escrow Agent to expend or risk its own funds or otherwise incur financial liability in the performance of its duties or the exercise of any of its rights or powers.

(e)                                  The Escrow Agent shall not be liable for any error of judgment, or for any act done or step taken or omitted by it in good faith, or for any mistake of fact or law, or for anything which it may do or refrain from doing in connection herewith.

(f)                                    The Escrow Agent does not have any interest in the Escrowed Funds or any Interest earned thereon but is serving as escrow agent only and is not a debtor of the parties hereto in respect of the Escrowed Funds.

(g)                                 The Escrow Agent shall have no duties except those which are expressly set forth herein, and it shall not be bound by any notice of a claim or demand with respect to, or any waiver, modification, amendment, termination or rescission of this Escrow Agreement, unless received by it in writing, and signed by the parties hereto and if its duties herein are affected, unless it shall have given its prior written consent thereto.

(h)                                 The Escrow Agent accepts the duties and responsibilities under this Escrow Agreement as agent, and no trust is intended to be, or is or will be, created hereby and the Escrow Agent shall owe no duties hereunder as trustee. The Escrow Agent’s duty to deliver the Escrowed Funds and any interest earned thereon shall be fully performed by delivering the monies comprising the Escrowed Funds which it has actually received (including any interest or other amounts earned thereon) in accordance with this Escrow Agreement.

(i)                                     The Escrow Agent will have no responsibility for seeking, obtaining, compiling, preparing or determining the accuracy of any information or document, including the representative capacity in which a party purports to act, that the Escrow Agent receives as a condition to a release of the Escrowed Funds and any interest earned thereon from escrow under this Escrow Agreement.

(j)                                     Any limitations on the responsibilities, liabilities, obligations and/or duties of the Escrow Agent set forth in the preceding Sections of this Section 4.1 shall not apply in cases of, or as a result of or in connection with, the Escrow Agent’s gross negligence, wilful misconduct or bad faith or breach of its standard of care set out in Section 2.2.

4.2                                                                               Indemnity in Favour of the Escrow Agent

(a)                                  The Corporation and Golden Minerals, on a several basis and each as to fifty percent (50%) of the amount of any indemnification arising pursuant to this Section 4.2, shall indemnify the Escrow Agent and its officers, directors, employees and agents and hold it and them harmless from and against any loss, fee, claim, demand, penalty, liability, damage, cost and expense of any nature incurred by the Escrow Agent  and its officers, directors, employees and agents arising out of or in connection with this Escrow Agreement or with the administration of its duties hereunder, including but not limited to, reasonable attorneys’ fees and other costs and expenses of defending or preparing to defend against any claim of liability, unless and except to the extent such loss, liability, damage, cost and expense shall be caused by the Escrow Agent’s or its officers’, directors’, employees’ or agents’ gross negligence, wilful misconduct or bad faith or breach of the standard of care set out in Section 2.2. The foregoing indemnification and agreement to hold harmless shall survive the resignation or removal of the Escrow Agent or the termination of this Escrow Agreement. Notwithstanding the foregoing or any other provision of this Escrow Agreement, any liability of the Escrow Agent shall be limited, in the aggregate, to the amount of annual retainer fees paid by the Corporation and Golden Minerals to the Escrow Agent under this Escrow Agreement.

(b)                                 Notwithstanding any other provision of this Escrow Agreement, and whether such losses or damages are foreseeable or unforeseeable, the Escrow Agent shall not be liable under any circumstances whatsoever for any (i) breach by any other party of securities law or other rule of any securities regulatory authority, (ii) lost profits, or (iii) special, indirect, incidental, consequential, exemplary, aggravated or punitive losses or damages.

(c)                                  This Section 4.2 shall survive notwithstanding any termination of this Escrow Agreement or the resignation or removal of the Escrow Agent.

4.3                                                                               No Implied Duties of Escrow Agent

This Escrow Agreement sets forth all of the duties of the Escrow Agent in respect of the Escrowed Funds.  The Escrow Agent shall not refer to, and shall not be bound by, the provisions of any other agreement other than the terms of this Escrow Agreement and no implied duties or obligations of the Escrow Agent may be read into this Escrow Agreement.  The Escrow Agent’s duty to deliver the Escrowed Funds shall be fully performed by delivering the monies in such Escrow Fund it has actually received (including any interest or other amounts accrued thereon), in accordance with this Escrow Agreement.

4.4                                                                               Expenses of Escrow Agent

The Escrow Agent shall be entitled to reimbursement of its reasonable out-of-pocket expenses for carrying out its duties hereunder (including the reasonable fees and disbursements of its outside counsel and outside advisors required for the discharge of its duties hereunder).  The Corporation and Golden Minerals shall each be severally liable for fifty percent (50%) of such expenses.

4.5                                                                               Fees of Escrow Agent

The Escrow Agent shall be paid the fees set forth in the fee schedule agreed upon between the Corporation, Golden Minerals and the Escrow Agent, in exchange for its services provided pursuant to this Escrow Agreement. The Corporation and Golden Minerals shall each be responsible, on a several basis, for fifty percent (50%) of such fees.  For greater certainty, such fees are in addition to any claim for indemnity or reimbursement that may be claimed by the Escrow Agent pursuant to Section 4.2.  Any amount owing under this Section 4.5 and unpaid thirty (30) days after request for such payment will bear interest from the expiration of such thirty (30) days at a rate per annum equal to the then current rate charged by the Escrow Agent, payable on demand by the party or parties who owe such amount.

ARTICLE 5
CHANGE IN THE ESCROW AGENT

5.1                                                                               Resignation of the Escrow Agent

The Escrow Agent may resign and be discharged, from and after the effective time of the Escrow Agent’s resignation, of all of its obligations in this Escrow Agreement (except any liabilities relating to any time prior to the effective time of its resignation) by giving the Corporation and Golden Minerals 60 days prior written notice or such shorter notice as they may accept.  If the Escrow Agent resigns, a new escrow agent shall be appointed by mutual agreement of the Corporation and Golden Minerals, failing which a replacement escrow agent shall be appointed by a court of competent jurisdiction upon application by either the Corporation or Golden Minerals; provided that notice of and a copy of such application shall in all events be provided by the party making such application to the other.  If such replacement escrow agent has not been appointed by the expiry of such 60-day notice period, the Escrow Agent shall be entitled to apply for leave to deliver the Escrowed Funds (together with all interest earned thereon) and all related records and documents into the custody of a court of competent jurisdiction and the resignation of the Escrow Agent shall become effective upon such delivery.

5.2                                                                               Anti-Money Laundering

The Escrow Agent shall retain the right not to act and shall not be liable for refusing to act if, due to a lack of information or for any other reason whatsoever, the Escrow Agent, in its sole and reasonable judgment, determines that such act might cause it to be in non-compliance with any applicable anti-money laundering or anti-terrorist legislation, regulation or guideline.  Further, should the Escrow Agent, in its sole and reasonable judgment, determine at any time that its acting under this Escrow Agreement has resulted in its being in non-compliance with any applicable anti-money laundering or anti-terrorist legislation, regulation or guideline, then it shall have the right to resign on 10 days’ written notice to the other parties to this Escrow Agreement, provided that (i) the Escrow Agent’s written notice shall describe the circumstances of such non-compliance; and (ii) if such circumstances are rectified to the Escrow Agent’s satisfaction within such 10 day period, then such resignation shall not be effective.

5.3                                                                               Replacement of the Escrow Agent

The Corporation and Golden Minerals may at any time jointly replace the Escrow Agent by delivering to the Escrow Agent a joint notice signed by each of them appointing a new escrow agent as the Escrow Agent hereunder.

5.4                                                                               Obligations of the Escrow Agent When Changed

Each new escrow agent shall be vested with the same powers, rights, duties and responsibilities as if it had been originally named herein as Escrow Agent without any further act or formality, and each of the former Escrow Agent and the successor escrow agent shall do all acts and things and execute all documents as may be necessary to give effect to the appointment of the successor escrow agent hereunder.  Upon payment to the Escrow Agent of all fees and costs due to it under the terms of this Escrow Agreement, the Escrow Agent will deliver custody of the accounts containing the Escrowed Funds and any interest earned thereon to the new escrow agent as soon as it has been advised of the appointment of such new escrow agent.

5.5                                                                               Succession

Any corporation into or with which the Escrow Agent may be merged or consolidated or amalgamated, or any corporation resulting therefrom to which the Escrow Agent shall be a party, or any corporation succeeding to all or substantially all of the corporate trust business of the Escrow Agent shall be the successor to the Escrow Agent hereunder without any further act on its part or any of the parties hereto, provided that such corporation would be eligible for appointment as a successor escrow agent hereunder. The Escrow Agent will take all steps as are reasonably required to vest the Escrowed Funds and any interest earned thereon in the successor Escrow Agent.

ARTICLE 6
GENERAL

6.1                                                                               Third Party Interest

Each party to this Escrow Agent other than the Escrow Agent hereby represents to the Escrow Agent that any account to be opened by, or interest to be held by the Escrow Agent in connection with this Escrow Agreement, for or to the credit of such party, either  (i) is not intended to be used by or on behalf of any third party; or (ii) is intended to be used by or on behalf of a third party, in which case such party hereto agrees to complete and execute forthwith a declaration in the Escrow Agent’s prescribed form as to the particulars of such third party.

6.2                                                                               Privacy

The parties acknowledge that the Escrow Agent may, in the course of providing services hereunder, collect or receive financial and other personal information about such parties and/or their representatives, as individuals, or about other individuals related to the subject matter hereof, and use such information for the following purposes:

(a)                                  to provide the services required under this Escrow Agreement and other services that may be requested by the parties hereto from time to time;

(b)                                 to help the Escrow Agent manage its servicing relationships with such  individuals;

(c)                                  to meet the Escrow Agent’s legal and regulatory requirements; and,

(d)                                 if Social Insurance Numbers are collected by the Escrow Agent, to perform tax reporting and to assist in verification of an individual’s identity for security purposes.

Each party acknowledges and agrees that the Escrow Agent may receive, collect, use and disclose personal information provided to it or acquired by it in the course of this agreement for the purposes described above and, generally, in the manner and on the terms described in its

Privacy Code, which the Escrow Agent makes and shall continue to make available on its website or upon request, including revisions thereto. Further, each party agrees that it shall not provide or cause to be provided to the Escrow Agent any personal information relating to an individual who is not a party to this Escrow Agreement unless that party has assured itself that such individual understands and has consented to the aforementioned uses and disclosures.

6.3                                                                               Force Majeure

No party to this Escrow Agreement shall be liable to the other, or held in breach of this Escrow Agreement, if prevented or delayed in the performance or observance of any provision contained herein by reason of act of God, riots, terrorism, acts of war, epidemics, earthquakes, or any other similar causes (including, but not limited to, mechanical, electronic or communication interruptions, disruptions or failures).  Performance times under this Escrow Agreement shall be extended for a period of time equivalent to the time lost because of any delay that is excusable under this Section 6.3.

6.4                                                                               Irrevocable Agreement

This Escrow Agreement shall not be revoked, rescinded or modified as to any of its terms and conditions, except by consent in writing signed by each of the Corporation, Golden Minerals and the Escrow Agent.

6.5                                                                               Notices

All notices and other communications given or made pursuant hereto shall be in writing and shall be sent by facsimile or electronic mail or given by hand delivery, to the parties at the following addresses (or at such other addresses as shall be specified by any party by notice to the other given in accordance with these provisions):

(a)                                  if to Golden Minerals:

Golden Minerals Company

350 Indiana Street, Suite 800

Golden, Colorado, 80401

U.S.A.

Attention:	Jeffrey G. Clevenger, President
Facsimile:	(303) 839-5907
Email:	Jeffrey.Clevenger@goldenminerals.com

with copies (which shall not constitute notice) to:

Fasken Martineau DuMoulin LLP
333 Bay Street, Suite 2400
Bay Adelaide Centre, Box 20
Toronto, ON M5H 2T6

Attention:	John M. Sabetti

Facsimile:	416 364 7813
Email:	jsabetti@fasken.com

and

Davis Graham & Stubbs LLP

1550 Seventeenth Street, Suite 500

Denver, Colorado 80202

Attention:	Deborah Friedman
Facsimile:	(303) 893 1379
Email:	Deborah.Friedman@dgslaw.com

(b)                                 If to the Corporation:

ECU Silver Mining Inc.

87 Front Street East, 2nd Floor

Toronto, ON  M5E 1B8

Attention:	Stephen Altmann, President
Facsimile:	(416) 366-8131
Email:	steve@ecu.ca

with a copy (which shall not constitute notice) to:

Blake, Cassels & Graydon LLP

600 de Maisonneuve Boulevard West, Suite 2200

Montréal QC H3A 3J2

Attention:	Howard Levine
Facsimile:	(514) 982 4099
Email:	howard.levine@blakes.com

(c)                                  if to the Escrow Agent:

Computershare Trust Company of Canada
100 University Avenue
9th Floor – North Tower
Toronto, ON, M5J 2Y1

Attention:	Manager, Corporate Trust Department
Facsimile:	(416) 981-9777
Email:	corporatetrust.toronto@computershare.com

Any notice given or made to the party to whom it is addressed as provided herein shall be deemed to have been received on the day it is so given or made, or if sent by mail, on the 3rd day thereafter, provided that if such day is not a Business Day, then the notice shall be deemed to have been given and received on the next Business Day.

6.6                                                                               Further Assurances

Each party covenants and agrees to do all acts and things and execute all documents as may be necessary to give effect to this Escrow Agreement.

6.7                                                                               Governing Law

This Escrow Agreement shall be governed by and construed in accordance with the internal laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the State of New York. Subject to Section 3.6, each party consents to the exclusive jurisdiction and proper venue of the state and federal courts located in New York, New York for any claim, dispute or controversy hereunder in any such suit, action or proceeding and irrevocably waives, to the fullest extent, any argument that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Each of the parties, knowingly, voluntarily and intentionally waives any right to trial by jury in any action or other legal proceeding brought by the other party arising out of or relating to this Escrow Agreement or the transactions contemplated hereby or any other document relating or pertaining to this Escrow Agreement or the transactions contemplated hereby.

6.8                                                                               Headings

The headings in this Escrow Agreement are solely for the convenience of reference and shall not affect its interpretation.

6.9                                                                               Successors and Assigns

This Escrow Agreement shall enure to the benefit of and be binding upon each of the parties hereto and their respective heirs, executors, legal personal representatives, administrators, successors and permitted assigns. Notwithstanding the foregoing, this Escrow Agreement shall not be assigned by any party without the prior written consent of the other parties, except that Golden shall be permitted to assign this Escrow Agreement to an assignee of Golden Minerals to whom the rights and obligations of Golden Minerals under the Convertible Note Certificate are also assigned.

6.10                                                                        Counterparts

This Escrow Agreement may be executed in any number of counterparts.  Each executed counterpart shall be deemed to be an original.  All executed counterparts taken together shall constitute one agreement.

6.11                                                                        Interpretation/Business Day

Unless the context otherwise requires, “$” means the currency of Canada.  If any action is to be taken on a day that is not a Business Day, such action shall be taken on the first day thereafter that is a Business Day.  Unless the context shall otherwise require, the singular shall include the plural and vice versa.

6.12                                                                        Waiver

No waiver of any of the provisions of this Escrow Agreement shall be deemed to constitute a waiver of any other provision (whether or not similar), nor shall such waiver be binding unless executed in writing by the party to be bound by the waiver. No failure on the part of the Corporation or Golden Minerals to exercise, and no delay in exercising, any right under this Escrow Agreement shall operate as a waiver of such right; nor shall any single or partial exercise of any such right preclude any other or further exercise of such right or the exercise of any other right.

6.13                                                                        Severability

If one or more of the provisions hereof shall for any reason be held to be invalid, illegal or unenforceable in any respect under applicable law, such invalidity, illegality or unenforceability shall not affect any other provision hereof, and this Escrow Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein, and the remaining provisions hereof shall remain in full force and effect.

6.14                                                                        Benefits

This Escrow Agreement is for the sole and exclusive benefit of the parties hereto, and nothing in this Escrow Agreement, express or implied, is intended to confer or shall be construed as conferring upon any other Person any rights, remedies or any other type or types of benefits.

6.15                                                                        Facsimile Execution

To evidence the fact that it has executed this Escrow Agreement, a party may send a copy of its executed counterpart to all other parties by facsimile transmission.  That party shall be deemed to have executed this Escrow Agreement on the date it sent such facsimile transmission.  In such event, such party shall forthwith deliver to the other party the counterpart of this Escrow Agreement executed by such party.

6.16                                                                        Time of Execution

In the event that the Corporation and Golden Minerals execute this Agreement prior to the execution hereof by the Escrow Agent, this Agreement shall, in such circumstances, be legal, valid, binding and enforceable as between the Corporation and Golden Minerals, provided that notwithstanding anything herein to the contrary, the Corporation and Golden Minerals agree that (i) no Disbursement Request shall be permitted to be made or made by the Corporation hereunder until the Escrow Agent executes this Agreement, and (ii) the Original

Escrowed Funds shall not be funded by Golden Minerals to the Escrow Agent until the Escrow Agent executes this Agreement (whereupon the Original Escrowed Funds shall be promptly delivered by Golden Minerals to the Escrow Agent).

[THE NEXT PAGE IS THE EXECUTION PAGE]

TO WITNESS their agreement, the Corporation, Golden Minerals and the Escrow Agent have duly executed this Escrow Agreement under their respective hands and seals on the date first above written.

ECU SILVER MINING INC.

Per:	/s/ Dwight Walker
Name: Dwight Walker
Title: Chief Financial Officer
I have authority to bind the Corporation

GOLDEN MINERALS COMPANY

Per:	/s/ Robert P. Vogels
Name: Robert P. Vogels
Title: Senior Vice President and Chief Financial Officer
I have authority to bind the Corporation

COMPUTERSHARE TRUST COMPANY OF CANADA

Per:	/s/ Patricia Wakelin
Name: Patricia Wakelin
Title: Corporate Trust Officer

Per:	/s/ Mohanie Shivprasad
Name: Mohanie Shivprasad
Title: Associate Trust Officer

SCHEDULE “A”

PERMITTED USES OF ESCROWED FUNDS

Permitted uses (the “Permitted Uses”) of Escrowed Funds shall include the following costs and expenses of the Corporation:

1.                                       expenses associated with development, exploration, operating and general and administrative costs (including base salaries and employee benefits) relating to the development and operating activities at the Velardeña Property;

2.                                       general and administrative expenses, including base salaries, employee benefits and the various expenses incurred in connection with the transactions contemplated by the Arrangement Agreement;

3.                                       regularly scheduled principal and interest payments on arm’s length indebtedness existing at the date of the Notes issuance; and

4.                                       such other expenditures (including funding any deficit in the required minimum cash balance of $1.0 million) as may be approved by Golden Minerals.

Unless approved by Golden Minerals, Escrowed Funds shall not be used for payments to employees, officers or directors other than for base salaries, including employee benefits, in the ordinary course of the Corporation’s business.  For greater certainty, bonus payments, severance payments, change of control payments, or other termination or extraordinary payments shall not be considered to be in the ordinary course of the Corporation’s business.